Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Registration Statement of Westmoreland Coal Company on Form S-1 of our report dated March 10, 2006 relating to the financial statements of Westmoreland-LG&E Partners as of and for the years ended December 31, 2005 and 2004, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.
/s/ Deloitte & Touche LLP
Columbus, Ohio
June 21, 2007